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CENTRAL ILLINOIS PUBLIC SERVICE COMPANY
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                                                                                              12 Months
                                                                                                 Ended
                                                        Year Ended December 31,               September 30,

                                              1994      1995      1996      1997       1998       1999

                                       Thousands of Dollars Except Ratios


Net Income                                   $81,913   $70,631   $77,393   $38,620    $80,147    $87,286
Add- Extraordinary items net of tax                -         -         -    24,853          -          -
                                             -------   -------   -------   -------    -------    -------
Net Income from continuing operations         81,913    70,631    77,393    63,473     80,147     87,286

   Taxes based on income                      48,523    44,483    47,286    33,922     45,412     49,810
                                             -------   -------   -------   -------    -------    -------

Net income before income taxes               130,436   115,114   124,679    97,395    125,559    137,096
                                             -------   -------   -------   -------    -------    -------

Add- fixed charges:
   Interest on long term debt                 31,164    31,168    31,409    32,271     37,260     38,159
   Other interest                                358       853     4,636     2,875      1,647      2,495
   Amortization of net debt premium, discount,
      expenses and losses                      1,678     1,703     1,709     1,643      1,132      1,165

                                             -------   -------   -------   -------    -------    -------
Total fixed charges                           33,200    33,724    37,754    36,789     40,039     41,819
                                             -------   -------   -------   -------    -------    -------

Earnings available for fixed charges         163,636   148,838   162,433   134,184    165,598    178,915
                                             =======   =======   =======   =======    =======    =======

Ratio of earnings to fixed charges              4.92      4.41      4.30      3.64       4.13       4.27


Earnings required for preferred dividends:
   Preferred stock dividends                   3,510     3,850     3,721     3,715      3,745      3,786
   Adjustment to pre-tax basis                 2,079     2,425     2,273     1,985      2,122      2,162
                                             -------   -------   -------   -------    -------    -------
                                               5,589     6,275     5,994     5,700      5,867      5,948

Fixed charges plus preferred stock dividend
    requirements                              38,789    39,999    43,748    42,489     45,906     47,767
                                             =======   =======   =======   =======    =======    =======


Ratio of earnings to fixed charges plus
    preferred stock dividend requirement        4.21      3.72      3.71      3.15       3.60       3.74
                                             =======   =======   =======   =======    =======    =======

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